As filed with the Securities and Exchange Commission on May 25, 2012

Registration No. 333-181318

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGAL ENTERTAINMENT GROUP

(Exact name of registrant as specified in its charter)

Delaware	02-0556934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7132 Regal Lane Knoxville, Tennessee	37918
(Address of Principal Executive Offices)	(Zip Code)

Regal Entertainment Group 2002 Stock Incentive Plan

(Full title of the plan)

Peter B. Brandow Executive Vice President and General Counsel Regal Entertainment Group 7132 Regal Lane Knoxville, Tennessee 37918 (865) 922-1123	Copy to: Keith A. Trammell, Esq. Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, Colorado 80202 (303) 899-7300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

This post-effective amendment to our registration statement on Form S-8 (File No. 333-181318) filed with the Securities and Exchange Commission on May 10, 2012 (the “Registration Statement”)  is being filed solely for the purpose of including as an exhibit to the Registration Statement,  the consent of Deloitte & Touche LLP, independent registered public accounting firm,  to the incorporation by reference in the Registration Statement of their reports with respect to the financial statements of National CineMedia, LLC.  Other than the addition of this consent as an exhibit, this post-effective amendment does not change any of the information contained in the Registration Statement.

Item 8.                                                         Exhibits.

Exhibit Number	Description

23.3	Consent of Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee on this 25th day of May, 2012.

REGAL ENTERTAINMENT GROUP

By:	/s/ Amy E. Miles
Name: Amy E. Miles
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amy E. Miles	Chief Executive Officer and Director	May 25, 2012
Amy E. Miles	(Principal Executive Officer)

Executive Vice President, Chief Financial Officer and
Treasurer
/s/ David H. Ownby	(Principal Financial Officer and Principal Accounting	May 25, 2012
David H. Ownby	Officer)

*	Director	May 25, 2012
Michael L. Campbell

*	Director	May 25, 2012
Thomas D. Bell, Jr.

*	Director	May 25, 2012
Charles E. Brymer

*	Director	May 25, 2012
Stephen A. Kaplan

*	Director	May 25, 2012
David H. Keyte

*	Director	May 25, 2012
Lee M. Thomas

*	Director	May 25, 2012
Jack Tyrrell

*	Director	May 25, 2012
Nestor R. Weigand, Jr.

*	Director	May 25, 2012
Alex Yemenidjian

* The undersigned, by signing her name hereto, does sign and execute this post-effective amendment to the Registration Statement pursuant to powers of attorney executed by the above-named officers and directors of the Registrant, which powers of attorney were included in the signature pages to the Registration Statement with the SEC.

/s/ Amy E. Miles
Amy E. Miles
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

23.3	Consent of Deloitte & Touche LLP.